CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and the use in the Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated February 13, 2004 relating to the financial statements and financial highlights of John Hancock U.S. Global Leaders Growth Fund and our report dated December 13, 2004 relating to the financial statements and financial highlights of John Hancock Large Cap Growth Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 20, 2004